EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AGREEMENT made as of the 1st day of February, 2000 by and among SOUTHINGTON SAVINGS BANK, with its principal offices at 121 Main Street, Southington, CT 06489 (The "Bank"), BANCORP CONNECTICUT, INC., with its principal offices at 121 Main Street, Southington, CT 06489 (the "Parent Corp.") and ROBERT D. MORTON, an individual residing in Southington, CT (the "Executive").

W I T N E S S E T H:

Executive is currently employed by the Bank as its President and Chief Executive Officer and by the Parent Corp. as its President and Chief Executive Officer. This Agreement is entered into to set forth the terms of Executive's employment with the Bank and Parent Corp. and in order to ensure that the Bank and the Parent Corp. will have the continued attention and dedication of Executive, notwithstanding the possibility, threat or occurrence of a "Change of Control" (as defined below) of the Bank or the Parent Corp.. Accordingly, in consideration of the mutual promises and covenants contained herein, including, but not limited to, the severance benefits provided to Executive by Bank or the Parent Corp. in the circumstances set forth below, and Executive's having access to Bank's and/or the Parent Corp.'s confidential business and technological information, the parties agree as follows:

1.     DEFINITIONS

Where used in this Agreement:

A.     "Cause" shall mean (a) the willful, repeated or continued failure by the Executive to perform duties reasonably requested of him hereunder, after Executive is notified in writing of such failure and fails to cure same within 15 days following his receipt of such notice; (b) commission by the Executive of a felony or a crime involving moral turpitude; (c) repeated misuse by the Executive of alcohol or controlled substances; (d) deception, fraud, misrepresentation, dishonesty, breach of fiduciary duty involving personal profit; (e) any act or omission by the Executive which substantially impairs the Bank's business, good will or reputation; (f) any willful violation by the Executive of any relevant and material law, rule or regulation of which Executive is aware or reasonably should have been aware, after Executive is notified in writing of such violation and fails to cure such violation within 15 days following his receipt of such notice (unless such violation is incapable of being cured, in which case no such notice or opportunity to cure shall be required): (g) any other material violation of any provision of this Agreement, including, but not limited to, restrictive covenants against competition and disclosure of confidential information, after Executive is notified in writing of such violation and fails to cure such violation within 15 days following his receipt of such notice (unless such violation is incapable of being cured, in which case no such notice or opportunity to cure shall be required); (h) Executive's removal and/or permanent prohibition from participating in the conduct of the Bank's affairs by the Commissioner of Banking of the State of Connecticut or the FDIC; or (i) termination of all obligations of the Bank and/or the Parent Corp. under this Agreement by the FDIC in connection with an agreement to provide financial assistance to or on behalf of the Bank and/or Parent Corp..

B.     "Change of Control" shall mean, with respect to either the Bank or the Parent Corp., the occurrence of any of the following:

          (a)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Bank or the Parent Corp. (The "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Bank or the Parent Corp. entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Bank or the Parent Corp. (ii) any acquisition by the Bank or the Parent Corp., (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Bank or the Parent Corp. or any corporation controlled by the Bank or the Parent Corp. or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

          (b)    Individuals who, as of the date hereof, are members of the Board of Directors of the Bank or the Parent Corp. (The "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Bank or the Parent Corp.; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Bank's or the Parent Corp.'s shareholders, was approved by a vote of at lease a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Bank or the Parent Corp.; or

          (c)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Bank or the Parent Corp. (a "Business Combination") unless, immediately following such Business Combination, each of the following conditions are satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66 2/3% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Bank or the Parent Corp. or all or substantially all of the Bank's or the Parent Corp.'s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Bank or Parent Corp. or any related corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of such Board, providing for such Business Combination; or

          (d)     Approval by the shareholders of the Bank or the Parent Corp. of a complete liquidation or dissolution of the Bank or the Parent Corp. that is not pursuant to a business Combination.

C.     "Disability" shall mean the Executive's inability by reason of any physical or mental injury or illness to substantially perform the services required of him hereunder either for a period in excess of one hundred eighty (180) consecutive days or for a period of one hundred eighty (180) days in the aggregate during any three hundred sixty (360) day period.

2.      EMPLOYMENT DUTIES

(a)     The Bank and Parent Corp. will employ the Executive as its President and Chief Executive Officer. The Executive will continue in such employment for the duration of the Term of Employment (as set forth below) and will perform all services which may be required of him in such office, and such services and assignments as may be issued by the Bank's Chief Executive Officer, in each case consistent with the title and responsibilities of his position and his expertise.

(b)     Executive understands and agrees that Executive shall not, while employed by Bank and Parent Corp., undertake or engage in any other employment occupation or business enterprise without the prior written consent of Bank and Parent Corp.. The provisions of this Paragraph 4 shall not be deemed to preclude membership in professional societies, lecturing or the acceptance of honorary positions, that are in any case incidental to Executive's employment by Bank and Parent Corp. and which are not adverse or antagonistic to Bank and Parent Corp., their business or prospects, financial or otherwise.

3.     TERM OF EMPLOYMENT

Subject to the renewal provisions of this Agreement, the term of this Agreement shall commence on February 1, 2000 and shall expire on December 31, 2001 (the "Initial Period"), unless terminated earlier by either party in accordance with the provisions of Paragraph 8. This Agreement shall automatically renew for successive one year periods unless either party (the Bank and the Parent Corp. being considered as one party for purposes of this Paragraph 3) delivers written notice of its intention not to renew this Agreement at least twelve (12) months prior to the expiration of the then-current term. The phrase "Term of Employment" shall mean the Initial Period and all renewal periods. In the event that Executive's employment relationship with Bank is terminated, Executive's obligations under Paragraphs 10 and 11 hereof nevertheless shall survive such termination.

4.     COMPENSATION

(a)     For service commencing April 1, 2000, the Executive's base salary will be at the annual rate of Two Hundred Fifty Thousand Five Hundred ($250,500.00) Dollars. The Bank will review the Executive's salary annually, on or before April 1st of each employment year. The Executive's base salary will not be reduced below $250,500.00 or, if his base salary is increased, below such increased amount.

(b)     The Executive's base salary will be paid at periodic intervals in accordance with the Bank's payroll practices for executive employees.

(c)     The Bank will deduct and withhold, from any payments to the Executive hereunder, any and all federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Bank under applicable law.

5.     EXPENSE REIMBURSEMENT

The Bank shall reimburse the Executive for all customary, ordinary and necessary business expenses incurred by him in the performance of his duties hereunder in accordance with Bank policies and procedures.

6.     FRINGE BENEFITS

During the Term of Employment, the Executive will be eligible to participate in any retirement plan, group life insurance plan, group medical and dental insurance plan (same co-payments as applicable to other employees of the Bank), accidental death and dismemberment plan, short-term and long-term disability program and other employee benefit plans that are made available to other executive officers and for which he qualifies, together with supplemental plans now existing for his benefit. The Executive will be eligible for five (5) weeks of paid vacation during each calendar year in which he is employed hereunder.

7.     DEATH

If the Executive dies during the Term of Employment, the employment relationship created by this Agreement will terminate, and the Executive's salary shall continue to be paid to his designated beneficiary or, if none, to his personal representative only through the end of the month in which his death occurred. In addition, the Executive, or his designated beneficiary or personal representative, will be entitled to such death benefits as may be payable under Paragraph 6.

8.     TERMINATION

(a)    This Agreement may be terminated only under the following circumstances:

(i)	Any party may terminate this Agreement on thirty (30) days notice to the other party (except as provided below);
(ii)	This Agreement and the Executive's employment shall terminate upon Executive's death or retirement in accordance with the Company's normal retirement policies;
(iii)

If the Executive is disabled within the meaning of Paragraph 1C, the Company may terminate his employment upon not less than thirty (30) days prior written notice unless during such thirty day period Executive resumes the performance of his duties hereunder on a full-time basis; or

(iv)	The Company may immediately terminate the Executive's employment for "Cause" (as defined above).

(b)     In the event that the Bank or Parent Corp. terminates the Executive's employment due to Disability or pursuant to Section 8(a)(ii), Executive or his estate will be entitled to receive all accrued salary and benefits through the date of termination, including, without limitation, all benefits to which he is entitled under any disability plans or insurance maintained by the Bank or Parent Corp..

(c)     In the event that the Bank or Parent Corp. terminates the Executive's employment for Cause, or Executive terminates this Agreement pursuant to Section 8(a)(i), the Executive will be entitled to receive all accrued salary and benefits through the date of termination.

9.     SEVERANCE BENEFIT

(a)     If (i) the Bank or Parent Corp. terminates this Agreement without "Cause" (other than on account of the Executive's death, retirement or "Disability") or (ii) the Executive voluntarily terminates his employment with six (6) months following the occurrence of a Change of Control, the Executive will be entitled to receive in full satisfaction of the Bank's and Parent Corp.'s obligations to the Executive under this Agreement (A) all accrued salary and benefits through the effective date of such termination; (B) a severance benefit equal to the sum of (x) thirty-six (36) months pay at Executive's then current base salary payable either in a single lump sum or, at the Executive's option, over thirty-six (36) month period in accordance with the Bank's regular payroll cycle and (y) three times the most recent annual bonus received by Executive from the Bank or the Parent Corp.; and (C) all benefits then owed to Executive under all employee benefit plans maintained by the Bank and/or the Parent Corp.. In addition, all stock options granted to the Executive by the Bank and/or the Parent Corp. shall be fully exercisable, except to the extent that the acceleration of vesting thereunder will materially adversely affect the accounting treatment applicable to any Change of Control. In addition, Executive shall continue to receive paid coverage (subject to his payment of the same share of the premium cost as is paid by other Bank employees) under the Bank's group health insurance plan (as such plan may be modified from time to time), in accordance with Executive's coverage elections in effect immediately prior to his termination of employment, for a period commencing at the termination of his employment and ending at the earlier of (i) twelve (12) months thereafter; or (ii) the date on which Executive obtains coverage under another employer's group health plan, in which case Executive's participation in the Bank's plan will terminate. Thereafter, the Executive shall have whatever rights are available to him under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

(b)     Except as expressly set forth above, the foregoing payments and benefits to the Executive shall not be reduced by the amount of any compensation or benefits received by the Executive from other employers following the termination of this Agreement.

10.     CONFIDENTIALITY

The Executive has been, and will in the future be, exposed to confidential information of the Bank and/or the Parent Corp., including, but not limited to, financial information, business plans, product and service ideas, new and existing customer lists, vendor lists, account information, pricing policies, trade secrets, methods, procedures and confidential information of the Bank's and/or the Parent Corp.'s customers (the "Confidential Information"). The Executive agrees as follows:

(a)     All Confidential Information expressly is understood to be the property of the Bank and/or its customers. All such Confidential Information and any other records or documents of the Bank in the possession or control of Executive shall be returned to the Bank immediately upon the cessation of the Executive's employment with the Bank.

          (b)     The Executive shall keep all Confidential Information strictly confidential, and shall not use such Confidential Information on his own behalf or on behalf of any third parties or disclose the same to any third parties, either directly or indirectly, except in furtherance of the Bank's business or as the Bank may direct.

11.     POST-EMPLOYMENT RESTRICTIONS ON COMPETITION

          (a)     In consideration of the severance benefits provided to the Executive herein, which Executive acknowledges he would not otherwise be entitled to in the absence of this Agreement, the Executive covenants and agrees that, for a period of one (1) year following the voluntary termination by Executive of his employment with the Bank pursuant to Section 8(a)(i) for any reason (except following a Change of Control), he will not accept employment or otherwise provide services in the position or function of President and Chief Executive Officer or in any similar capacity to any bank headquartered or having its Connecticut operations headquartered within the "Restricted Territory" set forth on Exhibit A. The foregoing restriction applies solely to the Executive's employment or performance of services to banks headquartered or having their Connecticut operations headquartered within the Restricted Territory. In addition, the Executive covenants and agrees that, during the term of this Agreement and for a period of one (1) year following the termination of his employment with the Bank for any reason, he will not encourage or solicit directly or indirectly any employee of the Bank (i) to leave the Bank for any reason or (ii) to devote less that all of his or her efforts to the Bank's business.

          (b)     The Executive and the Bank acknowledge and agree that they have attempted to limit Executive's ability to compete with the Bank only to a reasonable extent. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. However, the Executive and the Bank agree that if a court finds that the scope of any one or more of the provisions contained in this Paragraph 11 shall, for any reason, be invalid, illegal, excessively broad, unreasonable, or unenforceable in any respect, then the court may modify the covenant to render it reasonable.

12.     SEVERABILITY

If any provision, paragraph, or subparagraph of this Agreement is determined by a Court to be void, invalid, illegal, unreasonable or unenforceable, in whole or in part, this adjudication shall not affect the validity of any other provision in this Agreement. Each provision, paragraph or subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

13.     REMEDIES

The Executive acknowledges and agrees that compliance with the confidentiality obligations and non-competition contained in this Agreement is necessary and essential to protect the business and goodwill of Bank and/or the Parent Corp., and that a breach of this Agreement by the Executive will result in irreparable and continuing damage to Bank and/or the Parent Corp., for which money damages would not provide adequate relief. Consequently, Executive agrees that, in the event that he breaches or threatens to breach the confidentiality obligations contained in this Agreement, the Bank and/or the Parent Corp., shall be entitled to either or both:

          (a)     immediate injunctive relief in order to prevent the continuation of such harm to Bank and/or to the Parent Corp. and to enforce the terms of this Agreement without the necessity of posting a bond; and

          (b)     money damages insofar as they can be determined.

Nothing in this Agreement shall be construed to prohibit Bank from pursuing any other remedy, the parties having agreed that all remedies are cumulative.

14.     GOVERNING LAW AND JURISDICTION

This Agreement and the enforceability thereof shall be governed by and construed in accordance with the laws of the State of Connecticut. Any action or proceeding arising out of or relating to this Agreement may be commenced in any state court or United States District Court located in the State of Connecticut.

15.     MODIFICATION

The Parent Corp., the Bank and the Executive agree that this Agreement may not be modified or amended except by a written instrument executed by Executive and an authorized officer of Bank and the Parent Corp..

16.     COMPLETE AGREEMENT

This Agreement constitutes the entire agreement among the Parent Corp., the Bank and Executive and shall supersede and prevail over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to the subject matters contained herein.

17.     ASSIGNMENT

This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of Bank and the Parent Corp. by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but neither this Agreement nor any rights or benefits hereunder may be assigned by Executive.

18.     WAIVERS

If any party hereto shall waive any breach of any provisions of this Agreement, such party shall not be deemed to have waived any preceding or succeeding breach of the same or any other provision of the Agreement.

19.     HEADINGS

The headings of the sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of the Agreement nor to affect the meaning of the Agreement.

20.     ATTORNEYS' FEES

If any party to this Agreement breached any terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including reasonable attorneys' fees, incurred by that party in enforcing the terms of this Agreement.

21.     CERTAIN ADDITIONAL PAYMENTS TO THE EXECUTIVE

          (a)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Parent Corp. and/or the Bank to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar section of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to an the "Excise Tax"), then, notwithstanding any provision herein to the contrary, the Executive shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes and any Excise Tax imposed upon the Gross-up Payment, the Executive retains under this Agreement, after the imposition of all applicable taxes, the same amount that he would have retained had he not been subject to the Excise Tax. The Gross-up Payment under this Paragraph shall be made no later than the later of (i) thirty (30) days following the date of the Payment; or (ii) the determination by the Accounting Firm pursuant to Paragraph 21(b) that a Gross-up Payment is required.

          (b)     Subject to the provisions of Paragraph 21(c), all determinations required to be made under this Paragraph, including whether a Gross-up Payment is required and the amount of such Gross-up Payment, shall be made by a recognized firm of certified public accountants to be designated by the bank (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Parent Corp. and/or the Bank and the Executive within 30 days of termination of employment under this Agreement, if applicable, or such earlier time as is required by the Executive or the Parent Corp. and/or the Bank. When calculating the amount of the Gross-up Payment, the Executive shall be deemed to pay:

          (i)     Federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and

          (ii)     Any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained for deduction of such state and local taxes if paid in such year.

          All fees and expenses of the Accounting Firm shall be borne solely by the Bank and/or the Parent Corp.. The Bank or the Parent Corp. shall furnish an engagement letter to the Accounting Firm in a form acceptable to the Bank and the Parent Corp. and the Accounting Firm in connection with the performance of the Accounting Firm's services hereunder.

          If the Accounting Firm has performed services for the person, entity or group who causes a Change of Control, or affiliate thereof, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants (which alternative firm shall be referred to hereunder as the "Accounting Firm"). If the Accounting Firm determines that no Excise Tax is payable by the executive, the Bank and/or Parent Corp. shall cause the Accounting Firm to furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Parent Corp. and the Bank and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Parent Corp. and/or the Bank as a result of such determination should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Parent Corp. and/or the Bank exhausts its remedies pursuant to Section 21(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Parent Corp. and/or the Bank to or for the benefits of the Executive.

          (c)     The Executive shall notify the Parent Corp. and/or the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Parent Corp. and/or the Bank of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than twenty business days after the Executive receives written notice of such claim and shall apprise the Parent Corp. and/or the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Parent Corp. and/or Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Parent Corp. and/or the Bank notified the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	give the Parent Corp. and/or the Bank any information reasonably requested by the Parent Corp. and/or the Bank relating to such claim;

(ii)

Take such action in connection with contesting such claim as the Parent Corp. and/or the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Parent Corp. and/or the Bank.

(iii)	cooperate with the Parent Corp. and/or the Bank in good faith in order effectively to contest such claim, and

(iv)	permit the Parent Corp. and/or the Bank to participate in any proceedings relating to such claim;

provided, however, that the Parent Corp. and/or the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and such other costs and expenses. Without limitation on the foregoing provisions of this Paragraph, the Parent Corp. and/or the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in a permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Parent Corp. and/or the Bank shall determine; provided, however, that if the Parent Corp. and/or the Bank directs the Executive to pay such claim and sue for a refund, the Parent Corp. and/or the Bank shall advance the amount of such payment to the Executive, on an interest free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Parent Corp. and/or the Bank's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)     If, after the receipt by the Executive of any amount advanced by the Parent Corp. and/or the Bank pursuant to Paragraph 21(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Parent Corp. and/or the Bank's complying with the requirements of Paragraph 21(c)) promptly pay to the Parent Corp. and/or the Bank the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Parent Corp. and/or the Bank pursuant to Paragraph 21(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Parent Corp. and/or the Bank does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid under Paragraph 21(a). The forgiveness of such advance shall be considered part of the Gross-up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

SOUTHINGTON SAVINGS BANK

/s/ Walter Hushak
By: Walter Hushak
Title: Chairman

BANCORP CONNECTICUT INC.

/s/ Walter Hushak
By: Walter Hushak
Title: Director

EXECUTIVE

/s/ Robert D. Morton
Robert D. Morton

EXHIBIT A
RESTRICTED TERRITORY

          The restriction set forth in Paragraph 11 of this Agreement to which this Exhibit is attached shall apply to banks headquartered or having Connecticut operations headquartered in the following municipalities within the State of Connecticut:

Southington, Meriden, Wallingford, New Britain, Plainville, Cheshire, Wolcott, Waterbury and Bristol

AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

          This AMENDMENT is made as of the 28th day of December, 2001 to the EMPLOYMENT AND NON-COMPETITION AGREEMENT, dated as of February 1, 2000 (the "Original Agreement") as amended by that certain Amendment made as of December 28, 2001 ("Amendment No. 1"), each by and among SOUTHINGTON SAVINGS BANK, with its principal offices at 121 Main Street, Southington, CT 06489 (the "Bank"), BANCORP CONNECTICUT, INC., with its principal offices at 121 Main Street, Southington, CT 06489 (the "Parent Corp."), and ROBERT D. MORTON (the "Executive"). The Original Agreement, as amended by Amendment No. 1, shall collectively be referred to herein as the "Employment Agreement."

          WHEREAS, the parties hereto believe that Amendment No. 1 does not accurately reflect the intention of the parties with respect to the matters contained therein and desire to rescind that Amendment No. 1 and substitute it with this Amendment.

          WHEREAS, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Employment Agreement shall be and is hereby amended in the following respect.

          1.          Amendment No. 1 is hereby rescinded and cancelled in its entirety, and is of no further force and effect.

          2.          Section 9(a) of the Employment Agreement shall be renumbered Section 9(a)(A).

          3.          The following shall be inserted as a new Section 9(a)(B) to the Employment Agreement:

"(B)     If (i) the Bank or the Parent Corp. terminates this Agreement without Cause; or (ii) the Executive voluntarily terminates his employment, whether or not such termination follows the occurrence of a Change of Control, in addition to whatever rights the Executive has under Section 9(a)(A) above, the Executive shall continue to receive paid coverage (subject to his payment of the full premium cost) under the Bank's or any successor's group health insurance plan (as such plan may be modified from time to time), in accordance with Executive's coverage elections in effect immediately prior to the termination of his employment (which shall include the right to elect coverage for his spouse), until he reaches age 65, and, notwithstanding the terms of such group health insurance plan, he shall have the right to receive such coverage whether or not he is then receiving any pension benefits from the Bank or any successor. If the Executive is not eligible to participate in such a group health insurance plan, the Bank, the Parent Corp. or any of their respective successors shall provide the Executive (and his spouse) with comparable health insurance benefits, at a comparable cost to the Executive, under an individual plan until the Executive reaches age 65. The term successor as used in this paragraph includes any Person which acquires the Parent Corp. or Bank upon a Change of Control."

          4.          Except to the extent amended and modified herein, the Employment Agreement is hereby ratified and confirmed in its entirety.

          IN WITNESS WHEREOF, the parties hereto have duly executed this AMENDMENT as of the date and year first written above.

SOUTHINGTON SAVINGS BANK

/s/ Andrew J. Meade
By: Andrew J. Meade
Its: Chairman of the Board

BANCORP CONNECTICUT, INC.

/s/ Phillip J. Mucha
By: Phillip J. Mucha
Its: CFO & Treasurer/Secretary

EXECUTIVE

/s/ Robert D. Morton
Robert D. Morton